Exhibit 10.3
CHANGE IN CONTROL RETENTION BONUS PLAN
April 27, 2006
To:      [Executive Officer Name & Title]
As previously reported, Michaels Stores, Inc. (the “Company”) is currently exploring strategic alternatives, including the sale of the Company, to enhance the value to its stakeholders. In your role as a key employee of the Company and to motivate your continued employment with the Company in good standing, the Board of Directors of the Company has approved a one-time Change in Control bonus to you in the amount of $125,000 (“Bonus”) in connection with your continued dedication to the Company during its ongoing review of strategic alternatives. To receive your Bonus, you must be actively employed by the Company at the time of the Change in Control (as defined in the Michaels Stores, Inc. 2005 Incentive Compensation Plan). Payment of the Bonus will be made by the Company on the one year anniversary of the Change in Control. If you are terminated as a result of the Change in Control prior to the one year anniversary, you will be paid a lump sum payment in the amount of your Bonus within 10 business days of your termination date, provided that you were employed by the Company on the date of the Change in Control.
This Bonus should be viewed as an indication of the Company’s confidence in and appreciation of your abilities, and as an additional form of compensation to meet a special need. The Bonus is not a guarantee of continued employment or a permanent or recurring element of your compensation, nor will it impact any other element of your compensation for which you may otherwise be eligible.
The terms of this Bonus are to be kept strictly confidential, until such time as these terms are made public by the Company when required by applicable law. Nothing shall prevent the Company from disclosing the terms of this Bonus to a potential purchaser of the Company or otherwise.
Your rights under this Bonus shall be personal and are not subject to any additional conditions or requirements. You may rely on the terms set forth in this Bonus Plan, and the Company may not adversely amend or modify your rights, or terminate your Bonus, without your prior written consent. Upon a Change in Control, the Company shall administer the terms of your Bonus in the ordinary course of its business, and any successor to the business or the assets of the Company shall be bound by the terms of this Bonus Plan to the same extent that the Company would have otherwise been obligated to you. In the event that any successor would not be required to be bound by the terms of this Bonus Plan under applicable law, the Company shall use its best efforts to require such successor to expressly and unconditionally assume and agree to perform the Company’s obligations under this Bonus Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession would have taken place.
Sincerely,

By: Jeffrey N. Boyer	By: Gregory A. Sandfort
President and Chief Financial Officer	President and Chief Operating Officer